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                                                                     EXHIBIT 1.2

                            PASS-THROUGH CERTIFICATES
                    ABN AMRO MORTGAGE CORPORATION, DEPOSITOR

                                 TERMS AGREEMENT

                                                         Dated: October 24, 2001


To:      ABN AMRO MORTGAGE CORPORATION

Re: Underwriting Agreement, dated as of August 29, 2001 (the "Underwriting Agreement")

Ladies and Gentlemen:

         The undersigned (being herein called the "Underwriters"), understand that ABN AMRO Mortgage Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $564,119,000 original principal amount of Pass-Through Certificates described below (the "Certificates"). The Certificates will be issued under a Pooling and Servicing Agreement dated as of October 1, 2001 among the Company as depositor, ABN AMRO Mortgage Group, Inc. as servicer and The Chase Manhattan Bank as trustee. The terms of the Certificates are summarized below and are more fully described in the Company's Prospectus Supplement prepared with respect to the Certificates.

         All the provisions (including defined terms) contained in the Underwriting Agreement are incorporated by reference herein in their entirety and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. The Closing Time referred to in Section 2 of the Underwriting Agreement shall be 9:00 a.m., Chicago, Illinois time, on October 25, 2001. Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the respective original principal amounts of Certificates set forth opposite their names in
Exhibit I hereto at the purchase price set forth below.

         The Underwriters will offer the Certificates for sale upon the terms and conditions set forth in the Prospectus.

         Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters will pay for the Certificates at the time and place and in the manner set forth in the Underwriting Agreement.

         The Underwriters will pay their pro rata share (based upon the principal amount of Offered Certificates each of the Underwriters has agreed to purchase as indicated on Exhibit I hereto) of all fees and expenses relating to any letter of independent certified public accountants delivered in connection with the Computational Materials.

Series Designation:        2001-1A



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Terms of the Certificates and Underwriting Compensation:


               Original Principal or
 Classes           Notional Amount      Remittance Rate(1)  Price to Public
 -------           ---------------      ------------------  ---------------
Class IA-1          $209,050,000        Adjustable Rate(5)        *
Class IA-2          $ 25,000,000        Adjustable Rate(5)        *
Class IA-3          $ 83,706,000        Adjustable Rate(5)        *
Class IA-4          $100,344,900        Adjustable Rate(5)        *
Class IA-5          $167,944,675        Interest Only(2)          *
Class IIA-1         $130,390,000        Adjustable Rate(5)        *
Class IIA-2         $ 25,451,582        Interest Only(2)          *
Class M-1           $  6,820,000        Variable Rate(3)          *
Class B-1           $  5,399,000        Variable Rate(3)          *
Class B-2           $  3,409,000        Variable Rate(3)          *
Class R(4)          $        100        Adjustable Rate(5)        *
                                                            ---------------

* The Certificates are being offered by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined, in each case, at the time of sale.

(1) Interest distributed to the Offered Certificates (other than the Principal Only Certificates) on each Distribution Date will have accrued during the preceding calendar month at the applicable per annum interest rate.

(2) Not entitled to receive distributions of principal and will accrue interest on its Notional Amount as described in the Prospectus Supplement. After the distribution dates in September 2006 and August 2004, the Class IA-5 and Class IIA-2 Certificates, respectively, will no longer be entitled to receive distributions of any kind.

(3) The interest rate on these classes of certificates will be equal to an annual rate equal to the weighted average of the Net WAC (as defined in the Prospectus Supplement) applicable to each of the Loan Group I (as defined in the Prospectus Supplement) and the Loan Group II (as defined in the Prospectus Supplement), weighted on the basis of the Group I Subordinate Amount (as defined in the Prospectus Supplement) or the Group II Subordinate Amount (as defined in the Prospectus Supplement), as applicable, as described in the Prospectus Supplement.


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(4)      Will be comprised of two Components, Component R-1, which represents the sole residual interest in REMIC I (as defined in the Prospectus Supplement), and Component R-2, which represents the sole residual interest in REMIC II (as defined in the Prospectus Supplement).

(5) The Class IA-1, Class IA-2, Class IA-3, Class IA-4 and Class IIA-1Certificates and the Class R Certificate will accrue interest based on adjustable rates, as described in the Prospectus Supplement.


Certificate Rating:

         Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") shall each assign a rating of "Aaa" and "AAA", respectively, to the Class A Certificates. S&P shall assign a rating of not less than "AAA" to the Class R Certificates. Moody's and S&P shall assign a rating of not less than "Aa2" and "AA", respectively, to the Class M Certificates, not less than "A2" and "A", respectively", to the Class B-1 Certificates and not less than "Baa2" and "BBB", respectively, to the Class B-2 Certificates.

REMIC Election:

         The Company intends to cause an election to be made to treat REMIC I and REMIC II as "real estate mortgage investment conduits" (each, a "REMIC") for federal income tax purposes. All of the Certificates issued by REMIC I and REMIC II, other than the Class R Certificate, will represent ownership of REMIC "regular interests". The Class R Certificate will represent ownership of the REMIC "residual interest" in REMIC I and REMIC II.

Credit Enhancement:

         Senior/Subordinated: Shifting interest

Cut-off Date:

         The Cut-off Date is October 1, 2001.

Distribution Date:

         The 25th day of each month (or, if such 25th day is not a business day, the business day immediately following) commencing in November 2001.

Purchase Price:

         The purchase price payable by the Underwriters for the Certificates is approximately [Provided Upon Request]% of the aggregate principal balance of the Certificates as of the Closing Date plus accrued interest from October 1, 2001 up to but not including the Closing Date.


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Information Provided By Lehman Brothers:

         The information described in the last sentence of Section 6(b) of the Underwriting Agreement and the statements set forth in the fourth, fifth, sixth and seventh paragraphs of the Prospectus Supplement under the caption "Description of the Certificates--Mandatory Purchase of the Class IA-4 Certificates" constitutes information furnished in writing by Lehman Brothers on behalf of the Underwriters expressly for use in the Registration Statement relating to such Series of Certificates as originally filed or in any amendment thereof, any related preliminary prospectus or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.

Underwriting Commission:

         Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Company to the Underwriters in connection with the purchase of the Certificates.

Closing Date and Location:

         October 25, 2001 at the Chicago, Illinois offices of Mayer, Brown & Platt.


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         Please confirm your agreement by having an authorized Officer sign a copy of this Agreement in the space set forth below and returning a signed copy to us.

                                                  LEHMAN BROTHERS INC.



                                                  By: /s/ Stanley P.  Labanowski
                                                      --------------------------
                                                  Name: Stanley P.  Labanowski
                                                  Title:   Senior Vice President

                                                  ABN AMRO INCORPORATED



                                                  By: /s/ Maria Fregosi
                                                      --------------------------
                                                  Name: Maria Fregosi
                                                  Title:   First Vice President


ACCEPTED:

ABN AMRO MORTGAGE CORPORATION



By: /s/ Dan J. Fischer
    --------------------------
Name: Dan J. Fischer
Title:   Vice President

ABN AMRO NORTH AMERICA, INC.



By: /s/ Thomas Zidar
    --------------------------
Name: Thomas Zidar
Title:   Senior Vice President

ABN AMRO NORTH AMERICA, INC.

By: /s/ Thomas Dolan
    --------------------------
Name: Thomas Dolan
Title:   Senior Vice President


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                                    Exhibit I


Name                              Original Principal Amount of Certificates
----                              -----------------------------------------
LEHMAN BROTHERS INC.              100% of the Certificates

                           Total: $[Provided Upon Request]
                                  -----------------------